Exhibit 3.2
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
QRE GP, LLC
(A DELAWARE LIMITED LIABILITY COMPANY)

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
QRE GP, LLC
TABLE OF CONTENTS
Article 1
Definitions

1.1	Definitions	1
1.2	Construction	14

Article 2
Organization

2.1	Formation	15
2.2	Name	15
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	15
2.4	Purpose	15
2.5	Foreign Qualification	15
2.6	Term	16
2.7	Powers	16
2.8	No State-Law Partnership; Withdrawal	16
2.9	Certain Undertakings Relating to the Separateness of the MLP	16
2.10	Title to Company Property	18

Article 3
Matters Relating to Members

3.1	Members	18
3.2	Creation of Additional Membership Interests	18
3.3	Liability to Third Parties	18
3.4	Meetings of the Members	18
3.5	Quorum; Voting Requirement	19
3.6	Notice of Meetings	19
3.7	Waiver of Notice	19
3.8	Action Without a Meeting	19
3.9	Proxies	19
3.10	Voting by Certain Holders	19
3.11	Denial of Appraisal Rights	20

- i -

Article 4
Capital Contributions and Capital Accounts

4.1	Capital Contributions	20
4.2	Loans	20
4.3	Return of Contributions	20

Article 5
Distributions and Allocations

5.1	Distributions	21
5.2	General Application	22
5.3	General Allocations	22
5.4	Special Allocations	24
5.5	Regulatory Allocations	25
5.6	Allocations: Oil and Gas Items	26
5.7	Other Allocation Rules	27
5.8	Tax Allocations	27
5.9	Tax Elections with Respect to Issuance of Certain Compensatory Equity Interests	28

Article 6
Management
6.1	Management	29
6.2	Board of Directors	30
6.3	Officers	34
6.4	Duties of Officers and Directors	36
6.5	Compensation	37
6.6	Indemnification	37
6.7	Exculpation	39
6.8	Amendment and Vesting of Rights	40
6.9	Severability	40
6.10	Contracts with Members or Their Affiliates	41
6.11	Other Business Ventures	41
6.12	Acknowledged and Permitted QEP Activities	41
6.13	Acknowledged and Permitted QRF Activities	42
6.14	Resolution of Conflicts of Interest; Standard of Conduct and Modification of Duties	43

Article 7
Tax Matters

7.1	Tax Returns and Information	44
7.2	Tax Matters Member	45
7.3	Tax Elections	45

- ii -

Article 8
Books, Records, Reports, and Bank Accounts

8.1	Maintenance of Books	45
8.2	Reports	46
8.3	Information Rights	46
8.4	Bank Accounts	46
8.5	Fiscal Year	46

Article 9
Dissolution, Winding-Up and Termination

9.1	Dissolution	46
9.2	Winding-Up and Termination	47
9.3	Compliance With Certain Requirements of Treasury Regulations; Deficit Capital Accounts	48
9.4	Deemed Distribution and Recontribution	48
9.5	Allocations and Distributions During Period of Liquidation	48
9.6	Character of Liquidating Distributions	48

Article 10
Merger, Consolidation or Conversion

10.1	Authority	49
10.2	Procedure for Merger, Consolidation or Conversion	49
10.3	Approval by Members of Merger or Consolidation	50
10.4	Certificate of Merger or Conversion	51

Article 11
Transfers

11.1	Restriction on Transfers	53
11.2	Permitted Transfers	53
11.3	Conditions to Permitted Transfers	53
11.4	Prohibited Transfers	54
11.5	Rights of Unadmitted Assignees	54
11.6	Admission of Substituted Members	54
11.7	Distributions and Allocations in Respect of Transferred Member Interests	55

Article 12
Preemptive Rights

12.1	Rights to Participate in Issuance of Additional Membership Interests	55

- iii -

Article 13
General Provisions

13.1	Notices	55
13.2	Entire Agreement; Supersedure	56
13.3	Effect of Waiver or Consent	56
13.4	Amendment or Restatement	56
13.5	Binding Effect	56
13.6	Governing Law; Severability	56
13.7	Further Assurances	57
13.8	Offset	57
13.9	Counterparts	57

- iv -

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
QRE GP, LLC
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of QRE GP, LLC, a Delaware limited liability company (the “Company”), executed effective as of December 22, 2010 (the “Effective Date”), is adopted, executed and agreed to, by QR Holdings (QRE), LLC, a Texas limited liability company (“QRH”) and QR Energy Holdings, LLC, a Texas limited liability company (“QREH”). The parties hereto shall be referenced individually as a “Member” or “Party” and collectively as “Members” or “Parties.”
RECITALS
     WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq., as amended and in effect from time to time) (the “Act”) by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware and a Limited Liability Company Agreement (the “Initial Agreement”) entered into as of such date; and
     WHEREAS, the Members desire to amend and restate in its entirety the Initial Agreement to make amendments to the Initial Agreement as agreed to by the Parties;
     NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby amend and restate the Initial Agreement in its entirety as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

     (i) Credit to such Capital Account any amounts which such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended, modified, supplemented or restated from time to time.
     “Allocation Year” means (i) the period commencing on September 20, 2010 and ending on December 31, 2010, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Net Income, Net Loss and other items of Company income, gain, loss or deduction pursuant to Article 5.
     “Applicable Law” means any Law to which a specified Person or property is subject.
     “Audit Committee” has the meaning assigned to such term in Section 6.2(e)(ii).
     “Bankruptcy” means, with respect to any Person, (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
     “Board of Directors” or “Board” has the meaning assigned to such term in Section 6.1.
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.
     “Campbell” means John H. Campbell, Jr.
     “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
     (a) To each Member’s Capital Account there shall be credited (i) such Member’s Capital Contributions, (ii) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Membership Interest pursuant to Section 5.4 or Section 5.5, and (iii) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member;
     (b) To each Member’s Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses which are specially allocated to such Membership Interest pursuant to Section 5.4 or Section 5.5, and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;
     (c) In the event a Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital

Account of the transferor to the extent it relates to the Transferred Membership Interest; and
     (d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations; and
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Tax Matters Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Tax Matters Member may make such modification. The Tax Matters Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). The Tax Matters Member shall provide each Member with written notice of any such adjustments or modifications.
     “Capital Contribution” has the meaning assigned to such term in Section 4.1(b).
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
     “Common Unit” has the meaning assigned to such term in the MLP Agreement.
     “Company” has the meaning assigned to such term in the initial paragraph.
     “Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
     “Compensation Committee” has the meaning assigned to such term in Section 6.2(e)(iii).
     “Compensatory Interests” has the meaning set forth in Section 5.9(a) hereof.

     “Conflicts Committee” has the meaning assigned to such term in Section 6.2(e)(ii).
     “Delaware General Corporation Law” has the meaning assigned to such term in Title 8 of the Delaware Code, as amended from time to time.
     “Depletable Property” has the meaning set forth in Section 5.6(b) hereof.
     “Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to a depreciable or amortizable asset for such Allocation Year for federal income tax purposes, except that (i) with respect to any depreciable or amortizable asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall be the amount of book basis recovered for such Allocation Year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other depreciable or amortizable asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of a depreciable or amortizable asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board. If the Gross Asset Value of a depreciable or amortizable asset is adjusted pursuant to subparagraphs (b) or (d) of the definition of Gross Asset Value during an Allocation Year, following such adjustment, Depreciation shall thereafter be calculated under clause (i) or (ii) immediately above, whichever the case may be, based upon such Gross Asset Value, as so adjusted.
     “Depreciation Recapture” has the meaning set forth in Section 5.8(a)(iii) hereof.
     “Director” means a member of the Board of Directors elected as provided in Section 6.2.
     “Dispose,” “Disposing” or “Disposition” means, with respect to any asset, any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law.

     “Dissolution Event” has the meaning assigned to such term in Section 9.1(a).
     “Effective Date” has the meaning assigned to such term in the initial paragraph.
     “Excluded Business Opportunity” shall mean a business opportunity other than a business opportunity more fully described in Sections 6.11, 6.12 and 6.13 of this Agreement.
     “Governmental Authority” means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.
     “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset;
     (b) The Gross Asset Values of all items of Property shall be adjusted to equal their respective fair market values, as determined by the Board (taking Code Section 7701(g) into account) as of the following times: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) in connection with the grant of a Membership Interest in the Company (other than a de minimis Membership Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of being a Member; (iii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for a Membership Interest in the Company, and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided that an adjustment described in clauses (i), (ii) and (iii) of this paragraph shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;
     (c) The Gross Asset Value of any item of Property distributed to any Member (other than as consideration for a Membership Interest in the Company as described in clause (iii) of subparagraph (b) above) shall be adjusted to equal the fair market value of such Property on the date of distribution, as determined by the Board (taking Code Section 7701(g) into account); and
     (d) The Gross Asset Values of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Profits” and “Net Loss” or Section 5.4(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
     If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Net Loss.
     “Gross Liability Value” means with respect to any Liability of the Company described in Treasury Regulations Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction. The Gross Liability Value of each Liability of the Company described in Treasury Regulations Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Gross Asset Values.
     “Group Member” has the meaning assigned to such term in the MLP Agreement.
     “Indemnitee” means each of (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, director, officer, fiduciary or trustee of the Company, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the Company or any Affiliate of the Company, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the Company or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for- services basis, trustee, fiduciary or custodial services and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.
     “Independent Director” has the meaning assigned to such term in Section 6.2(a).

     “Initial Agreement” has the meaning assigned to such term in the Recitals.
     “Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.
     “Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
     “Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
     “Member Designated Directors” means the Directors appointed by QRH and QREH pursuant to Section 6.2(a)(i) and Section 6.2(a)(ii).
     “Member Majority” means the Members holding a majority of the Membership Interests held by all Members.
     “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
     “Membership Interest” means any interest in the Company representing the Capital Contributions made by a Member or its predecessors in interest, including any and all benefits to which the holder of a limited liability company interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.
     “Merger Agreement” has the meaning assigned to such term in Section 10.1.

     “MLP” means QR Energy, LP, a Delaware limited partnership.
     “MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of QR Energy LP, as amended.
     “National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act.
     “Net Income” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:
     (a) Any income of the Company that is exempt from Federal income tax, and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such taxable income or loss;
     (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;
     (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to sub-paragraphs (b) or (c) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
     (d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
     (e) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation;”
     (f) For purposes of determining Net Income and Net Loss, the allocation of depletable basis in, depletion allowances with respect to, and taxable gain or loss from the sale, exchange or other disposition of, the Company’s depletable properties provided for in Code Section 613A(c)(7)(D) shall be disregarded. Instead, Net Income and Net Loss shall be determined by taking into account Simulated Depletion and Simulated Gain or Simulated Loss;
     (g) Any items of income or expense allocated to the Company pursuant to the provisions of the Fund Agreement not otherwise described in this definition shall be taken into account in computing Net Income or Net Loss; and
     (h) Any items which are specially allocated pursuant to the provisions of Section 5.4 hereof shall not be taken into account in computing Net Income or Net Loss.
     “Neugebauer” means Toby R. Neugebauer.
     “Non-Member Designated Directors” means the Directors appointed by the Member Designated Directors pursuant to Section 6.2(a)(iii).
     “Non-MLP Subsidiary” means any Subsidiary of the Company other than the MLP and any Subsidiary of the MLP.
     “Non-QRF Fund I Assets” means all assets of the MLP other than the QRF Fund I Assets.
     “Non-QRF Fund I Management Fees” has the meaning assigned to such term in Section 5.1(b).
     “Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
     “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).
     “Officers” has the meaning assigned to such term in Section 6.2(a).
     “Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) in a form acceptable to the Company.
     “Organizational Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.

     “Other Enterprise” includes any other limited liability company, limited partnership, partnership, corporation, joint venture, trust, employee benefit plan or other entity, in which a Person is serving at the request of the Company.
     “Permitted Transfer” has the meaning assigned to such term in Section 11.2.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Plan of Conversion” has the meaning assigned to such term in Section 10.1.
     “Property” means all real and personal property acquired by the Company, including cash, and any improvements on real or personal property, and shall include both tangible and intangible property.
     “QEP” means Quantum Energy Partners, LLC, a Delaware limited liability company and any successor thereto.
     “QEP Existing Fund” means all or any of Quantum Energy Partners, LP, Quantum Energy Partners II, LP, Quantum Energy Partners III, LP, Quantum Parallel Partners III, LP, Quantum Energy Partners IV, LP, Quantum Parallel Partners IV, LP, Quantum Energy Partners V, LP, Quantum Parallel Partners V, LP, Quantum Parallel Partners V-B, LP, QPP V SWF Investors, LP, QPP Offshore Partners V, LP, any of their respective affiliated parallel investment vehicles or alternative investment vehicles, and any portfolio investments of any such funds.
     “QEP Fund” means any QEP Existing Fund and any QEP Future Fund.
     “QEP Future Fund” means any partnership or investment fund having investment objectives similar to any QEP Existing Fund and/or being managed by QEP, any of their respective affiliated parallel investment vehicles or alternative investment vehicles, and any portfolio investments of any such funds.
     “QRE Management Fee” means the management incentive fee payable to the Company from time to time as provided in the MLP Agreement.
     “QRF Fund I Management Fees” has the meaning assigned to such term in Section 5.1(b).
     “QREH” has the meaning assigned to such term in the initial paragraph.
     “QRF Fund I Assets” means all assets owned by the QRF Funds as of the Effective Date and any assets that are subsequently acquired by the QRF Funds using remaining capital commitments available to these entities but only to the extent that such assets are contributed to or otherwise acquired by the MLP and any subsequent capital improvements made by the MLP or its subsidiaries on such assets, including construction or acquisition of facilities and wells drilled on such assets by the MLP. For the avoidance of doubt, the term does not include any assets acquired by any fund that may be formed in the future regardless of whether any such funds are formed by entities affiliated with the QRF Funds.
     “QRF Funds” means one or more of (i) Quantum Resources A1, LP, (ii) Quantum Resources B, LP, (iii) Quantum Resources C, LP, (iv) Black Diamond Resources, LLC, (v) Black Diamond Resources 2, LLC, (vi) QAB Carried WI, LP, and (vii) QAC Carried WI, LP.
     “QRF Funds Investment Period” means the investment period for the QRF Funds.
     “QRH” has the meaning assigned to such term in the initial paragraph.
     “QRM” means Quantum Resources Management, LLC, a Delaware limited liability company.
     “Recapture Income” means any Depreciation Recapture, any other gain recognized by the Company or any gain required by section 613(c)(7)(D) of the Code to be computed separately by a Member (but computed without regard to any adjustment required by Code Sections 734 or 743) upon the disposition of any property or asset of the Company that is not capital gain because such gain represents the recapture of deductions previously taken for federal income tax purposes with respect to such property or assets.
     “Safe Harbor Election” has the meaning set forth in Section 5.9(a) hereof.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.
     “Services Agreement” means the Services Agreement, dated as of December 22, 2010, by and between the Company and QRM.
     “Sharing Ratio” shall mean for any Member, the proportion that such Member’s Capital Contributions bears to the total Capital Contributions of all Members as of any date of such determination.

     “Simulated Basis” means the Gross Asset Value of any oil and gas property (as defined in Code Section 614), as adjusted to reflect (a) additions to basis and (b) the Simulated Depletion Allowance.
     “Simulated Depletion” means, with respect to a Depletable Property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.
     “Simulated Gain” means the excess of the amount realized from the sale or other disposition of a Depletable Property over the Gross Asset Value of such property.
     “Simulated Loss” means the excess of the Gross Asset Value of a Depletable Property over the amount realized from the sale or other disposition of such property.
     “Smith” means Alan L. Smith.
     “Special Approval” means approval by a majority of the members of the Conflicts Committee.
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     “Super-Majority Interest” means, as to any agreement, election, vote or other action of the Members, those Members whose combined Sharing Ratios exceed eighty percent (80%).
     “Surviving Business Entity” has the meaning assigned to such term in Section 10.2(a)(ii).
     “Tax Matters Member” means QRH so long as it continues to serve in such capacity and any successor Tax Matters Member of the Company designated in accordance with this Agreement.
     “Taxable Year” means (i) the period commencing on September 20, 2010 and ending on December 31, 2010, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31, and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to Article 9.
     “Transfer” when used in this Agreement with respect to a Membership Interest, shall be deemed to refer to a transaction by which a Member assigns its Membership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise.
     “Treasury Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.
     “VanLoh” means S. Wil VanLoh, Jr.
     “Wholly Owned Affiliate” of any Person means (i) an Affiliate of such Person one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly or indirectly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, (ii) an Affiliate of such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and (iii) any Wholly Owned Affiliate of any Affiliate described in clause (i) or clause (ii).
     “Withdraw,” “Withdrawing” and “Withdrawal” means the withdrawal, resignation or retirement of a Member from the Company as a Member.
     1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and

(c) the term “include” or “includes” means includes “including” or words of like import shall be deemed to be followed by the words “without limitation;” and the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE 2
ORGANIZATION
     2.1 Formation. The Company was formed as of September 20, 2010 pursuant to the Organizational Certificate. The Members ratify the organization and formation of the Company and continue the Company, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Initial Agreement, which shall have no further force or effect. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Act.
     2.2 Name. The name of the Company is and shall continue to be “QRE GP, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.
     2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board of Directors, the registered office of the Company in the State of Delaware shall continue to be located at 1209 Orange Street, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall continue to be The Corporation Trust Company. The principal office of the Company shall continue to be located at 1401 McKinney Street, Suite 2700, Houston, Texas 77010 or such other place as the Board of Directors may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors deems necessary or appropriate.
     2.4 Purpose. The purposes of the Company are the transaction of any or all lawful business for which limited liability companies may be organized under the Act.
     2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board, the Members shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

     2.6 Term. The Company shall continue until terminated in accordance with Section 9.2.
     2.7 Powers. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.
     2.8 No State-Law Partnership; Withdrawal. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Members not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal; and (b) such Member shall not have any rights under Section 18.604 of the Act. In no event shall the Company have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.
     2.9 Certain Undertakings Relating to the Separateness of the MLP.
     (a) Separateness Generally. The Company shall, and shall cause the MLP to, conduct their respective businesses and operations separate and apart from those of any other Person, except the Company and the MLP and its Subsidiaries, in accordance with this Section 2.9.
     (b) Separate Records. The Company shall, and shall cause the MLP to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries, (iii) not have their respective assets and/or liabilities included in a consolidated financial statement of any Affiliate of the Company (other than the inclusion of the assets and/or liabilities of the MLP and its Subsidiaries in the consolidated financial statements of the Company) unless appropriate notation shall be made on such Affiliate’s consolidated financial statements to indicate the separateness of the Company and the MLP and their assets and liabilities from such Affiliate and the assets and liabilities of such Affiliate, and to indicate that the assets and liabilities of the Company and the MLP are not available to satisfy the debts and other obligations of such Affiliate, and (iv) file their respective own tax returns separate from those of any other Person, except (A) to the extent that the Company or the MLP (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under Applicable Law or (B) as may otherwise be required by Applicable Law.

     (c) Separate Assets. The Company shall not commingle or pool, and shall cause the MLP not to commingle or pool, their respective funds or other assets with those of any other Person, except their respective Subsidiaries and shall maintain their respective assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.
     (d) Separate Name. The Company shall, and shall cause the MLP to, (i) conduct their respective businesses in their respective own names or the names of their respective Subsidiaries, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding their respective separate identities from that of any other Person, and (iv) generally hold itself out as an entity separate from any other Person.
     (e) Separate Credit. The Company shall, and shall cause the MLP to, (i) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of their respective business operations, (iii) not guarantee or become obligated for the debts of any other Person, other than the Company and the MLP and its Subsidiaries, (iv) not hold out their respective credit as being available to satisfy the obligations or liabilities of any other Person except its Subsidiaries, (v) not acquire debt obligations or debt securities of the MLP or its Affiliates (other than the MLP and/or the Company and their Subsidiaries), (vi) not pledge their assets for the benefit of any Person or make loans or advances to any Person, except their respective Subsidiaries or (vii) use its commercially reasonable efforts to cause the operative documents under which the MLP borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance after the Effective Date, to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Company and the MLP from each other and from any other Persons and (B) the Company and the MLP have assets and liabilities that are separate from those of other Persons; provided that the Company and the MLP may engage in any transaction described in clauses (v)-(vi) of this Section 2.9(e) if prior Special Approval has been obtained for such transaction and either (A) the Conflicts Committee has determined that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange.
     (f) Separate Formalities. The Company shall (i) observe all limited liability company or partnership formalities and other formalities required by its organizational documents, the laws of the jurisdiction of its formation, or other laws, rules, regulations and orders of Governmental Authorities exercising jurisdiction over it, (ii) engage in transactions with the MLP and its Affiliates (other than the Company) in conformity with the requirements of Section 7.9 of the MLP Agreement, and (iii) subject to the terms of the Services Agreement, promptly pay, from its own funds and on a timely basis, its allocable share of general and administrative expenses, capital expenditures, and costs for services performed by the MLP or Affiliates of the MLP (other than the Company). Each material contract between the Company, on the one hand, and the MLP or Affiliates of the MLP (other than the Company), on the other hand, shall be subject to the requirements of Section 7.9 of the MLP Agreement, and must be (x) approved by Special Approval or (y) on terms objectively demonstrable to be no less favorable to the MLP than those generally being provided to or available from unrelated third parties, and in any event must be in writing.
     (g) No Effect. Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities.
     2.10 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold its property in its own name or in the name of a nominee which may be the Board or any of its Affiliates or any trustee or agent designated by it.
ARTICLE 3
MATTERS RELATING TO MEMBERS
     3.1 Members. Each Member initially owns a fifty percent (50%) Membership Interest in the Company.
     3.2 Creation of Additional Membership Interests. Subject to Article 11, the Baord may cause the Company to issue additional Membership Interests in the Company pursuant to this Section 3.2. The terms of admission or issuance may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The creation of any new class or group of Members approved as required herein may be reflected in an amendment to this Agreement executed in accordance with Section 13.4 indicating the different rights, powers, and duties thereof. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it.
     3.3 Liability to Third Parties. Except as may be expressly provided in another separate, written guaranty or other agreement executed by a Member, no Member shall be liable for the Liabilities of the Company, including under a judgment, decree or order of a court. Except as otherwise provided in this Agreement, no Member has the authority or power to act for or on behalf of or bind the Company or to incur any expenditures on behalf of the Company.
     3.4 Meetings of the Members. Meetings of the Members will not be required to be held at any regular frequency, but, instead, will be held upon the call of any Member. All meetings of the Members will be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as is designated by the Person calling the meeting and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Members may participate in a meeting of the Members by means of conference telephone or video equipment or similar communications equipment whereby all participants in the meeting can hear each other, and participation in a meeting in this manner will constitute presence in person at the meeting.
     3.5 Quorum; Voting Requirement.
     (a) The presence, in person or by proxy, of a Member Majority will constitute a quorum for the transaction of business by the Members. If less than a Member Majority is represented at a meeting, then any Member may adjourn the meeting to a specified date not longer than 90 days after such adjournment, without further notice. At such adjourned meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally noticed.
     (b) Each Member has the right to vote in accordance with its Membership Interest. A Member Majority will constitute a valid decision of the Members, except where a larger vote is required by the Act or this Agreement.
     3.6 Notice of Meetings. Notice stating the place, day, hour and the purpose for which the meeting is called will be given, not less than three days nor more than 60 days before the date of the meeting, by or at the direction of the Member or Members calling the meeting, to each Member entitled to vote at such meeting. A Member’s attendance at a meeting:
     (a) waives objection to lack of notice or defective notice of the meeting, unless such Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting; and
     (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the notice of meeting, unless such Member objects to considering the matter when it is presented.
     3.7 Waiver of Notice. Whenever any notice is required to be given to any Member under the provisions of this Agreement, a waiver thereof in writing signed by such Member, whether before or after the time stated therein, will be deemed equivalent to the giving of such notice.
     3.8 Action Without a Meeting. Any action that is required to or may be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by a Member Majority. Such consents will have the same force and effect as a vote at a meeting duly held.
     3.9 Proxies. At any meeting of the Members, every Member having the right to vote thereat will be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than three years prior to such meeting.
     3.10 Voting by Certain Holders. In the case of a Member that is a corporation, its Membership Interest may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. In the case of a Member that is a general or limited partnership, its Membership Interest may be voted, in person or by proxy, by such Person as is designated by such Member. In the case of a Member that is another limited liability company, its Membership Interest may be voted, in person or by proxy, by such Person as is designated by the governing agreements of such other limited liability company, or, in the absence of such designation, by such Person as is designated by the limited liability company. In the case of a Member that is a trust, its Membership Interest may be voted by the trustee of such trust.
     3.11 Denial of Appraisal Rights. No Member will have any appraisal rights or dissenters’ rights with respect to any merger, consolidation, conversion or dissolution of the Company, any sale of assets by the Company or any amendment to this Agreement, the Members’ rights with respect to such matters being limited to those rights, if any, expressly set forth in this Agreement.
ARTICLE 4
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS
     4.1 Capital Contributions.
     (a) No Member shall be required to make any Capital Contributions to the Company except as agreed to by a Super-Majority Interest.
     (b) The amount of money and the fair market value (as of the date of contribution) of any property (other than money) contributed to the Company by a Member in respect of the issuance of a Membership Interest to such Member shall constitute a “Capital Contribution” Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
     4.2 Loans. If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so may, upon approval of a Super-Majority Interest, advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.2 constitutes a loan from the Member to the Company, may bear interest at a rate comparable to the rate the Company could obtain from third parties, and is not a Capital Contribution.
     4.3 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
     5.1 Distributions.
     (a) Distributions with respect to GP Units. Unless otherwise agreed by the Members, all cash received by the Company as distributions with respect to the units in the MLP held by the Company (“GP Units”), other than cash required to provide for the reasonable expenses of the Company, as determined by the Members, will be distributed to the Members not less often than quarterly. All such distributions shall be made fifty percent (50%) to QRH and fifty percent (50%) to QREH.
     (b) Distributions with Respect to QRE Management Incentive Fees. Unless otherwise agreed by the Members, all cash received by the Company attributable to QRE Management Fees or any distributions or sales proceeds received with respect to the Class B units or Common Units into which the QRE Management Fee has been converted, will be distributed to the Members not less often than quarterly. Such amounts will be distributed to the Members as set forth below. For purposes hereof, QRE Management Fees attributable to QRF Fund I Assets are referred to as “QRF Fund I Management Fees” and QRE Management Fees attributable to Non-QRF Fund I Assets are referred to as “Non-QRF Fund I Management Fees.”
     (i) QRF Fund I Management Fees. QRF Fund I Management Fees will be distributed as follows:
     (A) prior to the termination of the QRF Funds Investment Period, all distributions attributable to the QRF Fund I Management Fees will be distributed 72% to QRH and 28% to QREH;
     (B) after the termination of the QRF Funds Investment Period but prior to July 1, 2013, all distributions attributable to the QRF Fund I Management Fees will be distributed 68.4% to QRH and 31.6% to QREH; and
     (C) after the termination of the QRF Funds Investment Period and after June 30, 2013, all distributions attributable to the QRF Fund I Management Fees will be 64.8% to QRH and 35.2% to QREH.
     (ii) Non-QRF Fund I Management Fees. All distributions attributable to the Non-QRF Fund I Management Fees will be distributed 50% to QRH and 50% to QREH.
     (c) Distributions with respect to Class B Units Received Upon Conversion of QRE Management Fees. In the event that the right to receive QRE Management Fees is converted into Class B units, future distributions with respect to such Class B units or Common Units into which such Class B units may be converted, or any sales proceeds from the sale of any such units, will be treated as QRF Fund I Management Fees or Non-QRF Fund I Management Fees, as applicable based on the source of the assets from which such converted fees originated, and such distributions shall be made in accordance with the provisions of Section 5.1(b), as applicable. Notwithstanding the foregoing, if one Member elects to convert all or a portion of its QRF Fund I Management Fees or Non-QRF Fund I Management Fees and the other Member elects not to convert a proportionate part of its QRF Fund I Management Fees or Non-QRF Fund I Management Fees, then (a) future distributions or sales proceeds from such Class B units, or Common Units into which such Class B units may be converted, will be distributable to each Member in proportion to the number of such units resulting from its respective conversion election, and (b) future QRF Fund I Management Fees or Non-QRF Fund I Management Fees, as applicable based on the source of the fees so converted, shall be applied taking into account that each Member is entitled to receive such QRF Fund I Management Fees or Non-QRF Fund I Management Fees to the extent and only to the extent that its respective portion of such QRE Management Fees have not been converted. Distributions by the Company of Class B units held by it or Common Units into which such Class B units may be converted will be made in a similar manner to cash distributions attributable to such units.
     5.2 General Application. The rules set forth below in this Article 5 shall apply for the purposes of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Net Income or Net Loss for each Fiscal Year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each Fiscal Year, the special allocations in Section 5.4 hereof shall be made immediately prior to the general allocations of Section 5.3 hereof.
     5.3 General Allocations.
     (a) Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Income or Net Loss for a Fiscal Year shall be allocated among the Persons who were Members during such Fiscal Year in a manner that shall, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year to equal the excess (which may be negative) of:
     (i) the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year, (A) all Company assets, including cash and the amount, if any, without duplication, that all Members would be obligated to contribute to the capital of the Company, were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such Fiscal Year, (B) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the book values of the assets securing such liability), and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 5.1 hereof over
     (ii) the sum of (A) the amount, if any, without duplication, that such Member would be obligated to contribute to the capital of the Company, (B) such Member’s share of Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g), and (C) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), all computed as of the hypothetical sale described in Section 5.3(a)(i) hereof.
(b)	Determination of Items Comprising Allocations.
(i)	If the Company has Net Income for a Fiscal Year,
     (A) for any Member as to whom the allocation pursuant to Section 5.3(a) hereof would reduce its Capital Account, such allocation shall be comprised of a proportionate share of each of the Company’s items of expense or loss entering into the computation of Net Income for such Fiscal Year; and
     (B) the allocation pursuant to Section 5.3(a) hereof in respect of each Member (other than a Member referred to in Section 5.3(b)(i)(A) hereof) shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Net Income for such Fiscal Year (other than the portion of each Company item of expense and loss, if any, that is allocated pursuant to Section 5.3(b)(i)(A) hereof).
(ii)	If the Company has a Net Loss for a Fiscal Year,
     (A) for any Member as to whom the allocation pursuant to Section 5.3(a) hereof would increase its Capital Account, such allocation shall be comprised of a proportionate share of each of the Company’s items of income and gain entering into the computation of Net Loss for such Fiscal Year; and
     (B) the allocation pursuant to Section 5.3(a) hereof in respect of each Member (other than a Member referred to in Section 5.3(b)(ii)(A) hereof) shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Net Loss for such Fiscal Year (other than the portion of each Company item of income and gain, if any, that is allocated pursuant to Section 5.3(b)(ii)(A) hereof).
     (c) Loss Limitation. Notwithstanding anything to the contrary contained in this Section 5.3, the amount of items of Company expense and loss allocated pursuant to this Section 5.3 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All such items in excess of the limitation set forth in this Section 5.3(c) shall be allocated first to Members who would not have an Adjusted Capital Account Deficit, pro rata in proportion to their Capital Account balances, adjusted as provided in sub-paragraphs (a) and (b) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter to all of the Members, pro rata, in accordance with the Sharing Ratio of each such Member.
     (d) No Deficit Restoration Obligation. Except as otherwise expressly provided in this Agreement, at no time during the term of the Company or upon dissolution and liquidation thereof shall a Member with a negative balance in its Capital Account have any obligation to the Company or the other Members to restore such negative balance, except as may be required by law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.
     5.4 Special Allocations. The following special allocations shall be made in the following order:
     (a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 5, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.4(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
     (b) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.4(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 5.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.4(c) were not in this Agreement.
     (d) Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.4(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article 5 have been tentatively made as if Section 5.4(c) and this Section 5.4(d) were not in this Agreement.
     (e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated to the Members in proportion to their respective Sharing Ratios.
     (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
     (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
     5.5 Regulatory Allocations. The allocations set forth in Section 5.4(a), Section 5.4(b), Section 5.4(c), Section 5.4(d), Section 5.4(e), Section 5.4(f) and Section 5.4(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.5. Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all

Company items were allocated pursuant to Section 5.3. In exercising its discretion under this Section 5.5, the Board shall take into account future Regulatory Allocations under Section 5.4(a) and Section 5.4(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.4(e) and Section 5.4(f).
     5.6 Allocations: Oil and Gas Items.
     (a) Income from the sale of oil or gas production (including, without limitation, the Company’s allocable share of such income from an Alternative Investment Vehicle that is treated as a partnership for Federal income tax purposes) shall be allocated as part of Net Income and Net Loss and each Member’s allocable share thereof shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(1)(vii).
     (b) Cost or percentage depletion deductions and the gain or loss on the sale or other disposition of property the production from which is subject to depletion (“Depletable Property”) shall be computed separately by the Members rather than the Company. For purposes of Code Section 613A(c)(7)(D), the Company’s adjusted basis in each Depletable Property (including, without limitation, its allocable share of the adjusted basis in each Depletable Property owned by an Alternative Investment Vehicle that is treated as a partnership for Federal income tax purposes) shall be allocated in proportion to each Member’s respective share of the costs and expenses which entered into the Company’s adjusted basis for such Depletable Property. The amount realized on the sale or other disposition of each Depletable Property (including, without limitation, the Company’s allocable share of the amount realized on the sale or other disposition of Depletable Property owned by an Alternative Investment Vehicle that is treated as a partnership for Federal income tax purposes) shall be allocated for tax purposes to the Members in the same manner as Simulated Basis, Simulated Gain and Simulated Loss were allocated.
     (c) For Capital Account purposes, Simulated Depletion, Simulated Gain and Simulated Loss with respect to each separate Depletable Property shall be allocated as part of Net Income and Net Loss and each Member’s allocable share thereof shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(1)(vii). Each Member shall separately keep records of its share of the adjusted basis in each separate oil and gas property, adjust such share of the adjusted basis for any cost or percentage depletion allowable with respect to such property and use such adjusted basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. It is the intent of the Company to comply with Treasury Regulations Section 1.613A-3(e)(3)(iii)(B). Consistent therewith, each Member hereto agrees to furnish to the Company within 30 days of receipt of written request by the Company, a written statement which clearly and accurately states the amount of that Member’s adjusted basis and depletion deductions with respect to each existing oil and gas property of the Company. In determining depletion deductions for purposes of applying Treasury Regulations §1.613A-3(e)(3)(iii), each Member must treat as actually deducted any amount disallowed and carried over as a result of the 65 percent of income limitation of Code Section 613A(d)(1).

     5.7 Other Allocation Rules.
     (a) Net Income, Net Loss, and any other items of income, gain, loss, or deduction will be allocated to the Members pursuant to this Article 5 as of the last day of each Taxable Year; provided that Net Income, Net Loss, and such other items shall also be allocated at such times as the Gross Asset Values of Property are adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value.”
     (b) For purposes of determining the Net Income, Net Loss, or any other items allocable to any period, Net Income, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Treasury Regulations thereunder.
     (c) The Members are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Company income and loss for income tax purposes, except as otherwise required by law.
     5.8 Tax Allocations.
     (a) Section 704(b) Allocations.
     (i) Subject to Section 5.8(b) hereof, each item of income, gain, loss, or deduction for Federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 5.4 hereof (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 5.3 or Section 5.4 hereof.
     (ii) If the Company (or any Member) recognizes Recapture Income in respect of the sale of any Company asset,
     (A) the portion of the gain on such sale which is allocated to a Member pursuant to Section 5.3 or Section 5.4 hereof (or recognized by such Member) shall be treated as consisting of a portion of the Recapture Income on the sale and a portion of the balance of the Company’s remaining gain on such sale under principles consistent with Treasury Regulations Section 1.1245-1; and
     (B) if, for federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Code Section 1(h)) and gain treated as ordinary income under Code Section 1250(a) in respect of such sale, the amount treated as Depreciation Recapture under Section 5.8(a)(ii)(A) hereof shall be comprised of a proportionate share of both such types of gain.

     (iii) For purposes of Section 5.8(a)(ii) hereof, “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for federal income tax purposes (a) is treated as ordinary income under Code Section 1245; (b) is treated as ordinary income under Code Section 1250; or (c) is “unrecaptured Section 1250 gain” as such term is defined in Code Section 1(h).
     (b) Code Section 704(c) Allocations. In the event any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to sub-paragraph (b) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made in a manner which shall comply with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. The Company, as determined by the Board, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Treasury Regulations under Code Section 704(c)) including, but not limited to:
     (i) “curative” allocations which offset the effect of the “ceiling rule” for a prior Fiscal Year (within the meaning of Treasury Regulations Section 1.704-3(c)(3)(ii)); and
     (ii) “curative” allocations from dispositions of contributed property (within the meaning of Treasury Regulations Section 1.704-3(c)(3)(iii)(B)).
     (c) Credits. All tax credits shall be allocated among the Members as determined by the Board in its sole and absolute discretion, consistent with applicable law.
The tax allocations made pursuant to this Section 5.8 shall be solely for tax purposes and shall not affect any Partner’s Capital Account or share of non-tax allocations or distributions under this Agreement.
     5.9 Tax Elections with Respect to Issuance of Certain Compensatory Equity Interests.
     (a) The Board is hereby authorized and directed to cause the Company to make an election to value any interests issued by the Company as compensation for services to the Company (collectively, “Compensatory Interests”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations § 1.83-3(l) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). The Board shall cause the Company to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.
     (b) Any such Safe Harbor Election shall be binding on the Company and on all of its Members with respect to all transfers of Compensatory Interests thereafter made by the

Company, except for any such transfers made after revocation of such election. A Safe Harbor Election once made may be revoked by the Board as permitted by the Proposed Rules or any applicable rule.
     (c) Each Member (including any Person to whom a Compensatory Interest is transferred in connection with performance of services), by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Compensatory Interests transferred while the Safe Harbor Election remains effective.
     (d) The Board shall file or cause the Company to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of Compensatory Interests covered by such election.
     (e) Notwithstanding anything to the contrary contained herein, the Board is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member, respectively.
     (f) Each Member agrees to cooperate with the Board to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Board.
     (g) No transfer, assignment or other disposition of any Interest in the Company by a Member shall be effective unless prior to such transfer, assignment or disposition the transferee, assignee or intended recipient of such Interest shall have agreed in writing to be bound by the provisions of this Section 5.9, in form satisfactory to the Board.
     (h) Costs and expenses incurred by the Board in making and preserving (or if revoked, revoking) the Safe Harbor Election shall be paid by the Company.
     (i) Each Member shall, on or before thirty (30) days after becoming a Member hereof or being allocated by the Board any additional Carried Interest Points (excluding any Carried Interest Points automatically allocated pursuant to the provisions hereof, make an election as described in Code Section 83(b).
ARTICLE 6
MANAGEMENT
6.1 Management.

     (a) Subject to Section, all management powers over the business and affairs of the Company, including with respect to the management and control of the MLP (in the Company’s capacity as general partner of the MLP), shall be exclusively vested in a Board of Directors (“Board of Directors” or “Board”) and, subject to the direction of the Board of Directors, the Officers. The Officers and Directors shall each constitute a “manager” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.
     (b) In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, except as otherwise provided in this Agreement, the Board of Directors and the Officers shall have full power and authority to do all things as are not restricted by this Agreement, the MLP Agreement, the Act or Applicable Law, on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.
     (c) Notwithstanding the foregoing, any decision relating to (i) the conversion of all or any portion of the QRE Management Fee to Class B units (ii) the conversion of any Class B units to Common Units, (iii) the assignment or other transfer of the right to receive the QRE Management Fee or any Class B or Common Units received in connection with the conversion of the QRE Management Fee and (iv) any other matter relating to the QRE Management Fee, the Class B units or any Common Units into which such Class B units may be converted will not be made by the Board but will be made be made by each Member with respect to such Member’s proportionate share of such amounts determined as provided below. As an example, QRH may elect to convert a portion of its share of the QRE Management Fee to Class B units and QREH may elect not to convert any of its share of the QRE Management Fee to Class B units.
     6.2 Board of Directors.
     (a) Generally. The Board of Directors shall consist of not less than four (4) or more than ten (10) natural persons.
     (i) QRH Directors. QRH has the right to appoint two (2) Directors (the “QRH Directors”), who shall be Neugebauer and VanLoh until their respective death or incapacity or as otherwise mutually agreed by Neugebauer and VanLoh.

     (ii) QREH Directors. QREH has the right to appoint two (2) Directors (the “QREH Directors”) who shall be Smith and Campbell until their respective death or incapacity or as otherwise mutually agreed by Smith and Campbell.
     (iii) A majority in number of the Member Designated Directors shall appoint all of the remaining members of the Board of Directors (the “Non-Member Designated Directors”), provided that at least three of such Directors shall meet the independence, qualification and experience requirements of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934 (or any successor Law), the rules and regulations of the SEC, other Applicable Law and the charter of the Audit Committee and the Conflicts Committee, as applicable (each, an “Independent Director”); provided, however, that if at any time at least three of the Non-Member Designated Directors are not Independent Directors, the Board of Directors shall still have all powers and authority granted to it hereunder, provided that a majority in number of the Member Designated Directors shall endeavor to elect additional Independent Directors to come into compliance with this Section 6.2(a)(iii).
     (b) Term; Resignation; Vacancies; Removal. Each Non-Member Designated Director shall hold office until his successor is appointed and qualified or until his earlier resignation or removal. Any Non-Member Designated Director may resign at any time upon written notice to the Board, to the President or to any other Officer. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by a majority in number of the Member Designated Directors. Any Non-Member Designated Director may be removed, with or without cause, by a majority in number of the Member Designated Directors.
     (c) Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act, other Law or the provisions hereof,
     (i) each member of the Board of Directors shall have one vote;
     (ii) except for matters requiring Special Approval, the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; provided that such majority include at least three of the Member Designated Directors; and
     (iii) except for matters requiring Special Approval, the act of a majority of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.2(d) at which a quorum is present shall be deemed to constitute the act of the Board of Directors; provided that such majority include at least three of the Member Designated Directors.

     (d) Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors or meetings of any committee thereof may be called by written request authorized by any member of the Board of Directors or a committee thereof on at least 48 hours prior written notice to the other members of such Board or committee. Any such notice, or waiver thereof, need not state the purpose of such meeting, except as may otherwise be required by law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.2(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Subject to Article 11, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by at least as many members of the Board of Directors or committee thereof as would have been required to take such action at a meeting of the Board of Directors or such committee. Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.
     (e) Committees.
     (i) Subject to compliance with this Article 6, committees of the Board of Directors shall have and may exercise such of the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 6.2(e) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, and, subject to Section 6.2(d), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution (except for obtaining Special Approval at meetings of the Conflicts Committee, which requires the affirmative vote of a majority of all of the members of such committee). The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit Committee or the Conflicts Committee must meet the standards for an Independent Director. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit Committee or the Conflicts Committee must meet the standards for an Independent Director.
     (ii) In addition to any other committees established by the Board of Directors pursuant to Section 6.2(e)(i), the Board of Directors shall maintain an “Audit Committee” and a “Conflicts Committee.” The Audit Committee shall be composed of at least three Independent Directors, and the Conflicts Committee shall be composed of at least one Independent Director. Any Independent Director may serve on both the Audit Committee and the Conflicts Committee.
     (A) The Conflicts Committee shall be responsible for (1) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company and the MLP required to be considered by, or submitted to, the Conflicts Committee pursuant to the terms of the MLP Agreement, (2) approving any material amendments to the Services Agreement, (3) approving or disapproving, as the case may be, the entering into of any material transaction with a Member or any Affiliate of a Member, other than transactions in the ordinary course of business to the extent that the Board of Directors requests the Conflicts Committee to make such determination, (4) approving any of the following actions: (I) make or consent to a general assignment for the benefit of the creditors of the MLP; (II) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the MLP, or otherwise seek, with respect to the MLP, relief from debts or protection from creditors generally; (III) file or consent to the filing of a petition or answer seeking for the MLP a liquidation, dissolution, arrangement, or similar relief under any law; (IV) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or the MLP in a proceeding of the type described in any of clauses (I) — (III) of this Section 6.2(e)(ii)(A); (V) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the MLP or for all or any substantial portion of such entity’s properties; (VI) sell all or substantially all of the assets of the MLP; (VII) dissolve or liquidate the MLP, other than in accordance with Article XII of the MLP Agreement; and (VIII) merge or consolidate the MLP; (5) amending (I) Section 2.9, (II) the definition of “Independent Director” in Section 6.2(a)(iii), (III) the requirement that at least three of the directors be Independent Directors, or (IV) this Section 6.2(e)(ii), and (6) performing such other functions as the Board may assign from time to time, or as may be specified in a written charter of the Conflicts Committee. In acting or otherwise voting on the matters referred to in this Section 6.2(e)(ii), to the fullest extent permitted by law, including Section 18-1101(c) of the Act and Section 17-1101(c) of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, the Directors constituting the Conflicts Committee shall consider only the interest of the Company or the MLP, as applicable, including their respective creditors.
     (B) The Audit Committee shall be responsible for (1) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company and the MLP required to be considered by, or submitted to, the Audit Committee pursuant to the terms of the MLP Agreement and the requirements of the New York Stock Exchange, Section 10A(m) of the Securities Exchange Act of 1934 (or any successor Law), the rules and regulations of the SEC, other Applicable Law and the charter of the Audit Committee, (2) assisting the Board in monitoring (I) the integrity of the MLP’s financial statements, (II) the qualifications and independence of the MLP’s independent accountants, (III) the performance of the MLP’s internal audit function and independent accountants, and (IV) the MLP’s compliance with legal and regulatory requirements, and (3) performing such other functions as the Board may assign from time to time, or as may be specified in a written charter of the Audit Committee.
     (iii) In addition to any other committees established by the Board of Directors pursuant to Section 6.2(e)(i) or Section 6.2(e)(ii), the Board of Directors may establish a “Compensation Committee,” which, if established, shall be composed of at least two Independent Directors. The Compensation Committee shall be responsible for setting the compensation for Officers of the Company as well as administering any incentive plans adopted by the Company. The Compensation Committee shall perform such other functions as the Board may assign from time to time or as may be specified in a written charter for the Compensation Committee adopted by the Board.
     (f) Notwithstanding anything contained herein to the contrary, the issuance of any award of units in the MLP pursuant to the QRE GP, LLC Long Term Incentive Plan (the “LTIP”) must be approved by a majority of the Board which majority must include (a) at least the vote of either VanLoh or Neugebauer and (b) at least the vote of either Smith or Campbell.
     6.3 Officers.
     (a) Generally. The Board may appoint agents of the Company, which agents shall be referred to as “Officers” of the Company, having the titles, power, authority and duties described in this Section 6.3 or as otherwise granted by the Board. Subject to the foregoing, the Officers shall have the full authority to and shall manage, control and oversee the day-to-day business and affairs of the Company and shall perform all other acts as are customary or incident to the management of such business and affairs, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company Assets, all in accordance with the provisions of Section 6.3.
     (b) Titles and Number. The Officers may include a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant

Treasurers, and any other officer position or title as the Board may approve. Any person may hold two or more offices.
     (c) Appointment and Term of Office. The Officers may be appointed by the Board at such times and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.
     (d) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and of the unitholders of the MLP; and he shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors.
     (e) Chief Executive Officer. In accordance with and subject to the limitations imposed by this Agreement or any direction of the Board, the Chief Executive Officer, as such, shall (i) supervise generally the other Officers, (ii) be responsible for the management and day-to-day business and affairs of the Company, its other Officers, employees and agents and shall supervise generally the affairs of the Company, (iii) have full authority to execute all documents and take all actions that the Company may legally take and (iv) have the power and authority to delegate the Chief Executive Officer’s powers and authority to any proper Officer.
     (f) President. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the President, subject to the direction of the Board of Directors, shall be the chief executive officer of the Company in the absence of a Chief Executive Officer, unless another person is designated to serve in such capacity, shall be the Chief Operating Officer of the Company, will be and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board or a Chief Executive Officer, the President shall preside at all meetings of the unitholders of the MLP and (should he be a director) of the Board of Directors. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.
     (g) Vice Presidents. In the absence of the President, each Vice President appointed by the Board shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board. Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents, or any other title determined by the Board.
     (h) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.
     (i) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company and the MLP. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board of Directors or the appropriate Officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to the MLP in the name and to the credit of the MLP and shall disburse the same and only in such manner as the Board of Directors or the President may require. He shall render to the Board of Directors and the President, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Board of Directors or the President may require. The Chief Financial Officer shall have the same power as the President to execute documents on behalf of the Company.
     (j) Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Board of Directors shall select, shall have the powers and duties conferred upon the Treasurer.
     (k) Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.
     (l) Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.
     (m) Officers. The Board of Directors shall appoint Officers of the Company to serve from the date hereof until the death, resignation or removal by the Board of Directors with or without cause of such officer.
     6.4 Duties of Officers and Directors. Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company and to the Board of Directors by the Officers of the Company and by members of the Board of Directors of the Company shall be the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers and directors, respectively.
     6.5 Compensation. The members of the Board of Directors who are neither Officers nor employees of the Company shall be entitled to compensation as directors and committee members as approved by the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.
     6.6 Indemnification.
     (a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as an Indemnitee; provided, however that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.6, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.6 shall be available to the Members or their Affiliates (other than the MLP and any Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.6 shall be made only out of assets of the Company, it being agreed that a Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
     (i) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.6(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.6.
     (ii) The Company shall, to the fullest extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the

Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.
     (b) The indemnification provided by this Section 6.6 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
     (c) The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     (d) For purposes of this Section 6.6, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 6.6(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.
     (e) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (f) The provisions of this Section 6.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     (g) No amendment, modification or repeal of this Section or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
     (h) Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Company shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct.
     (i) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.6 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
     6.7 Exculpation.
     (a) Subject to applicable law, no Indemnitee shall be liable, in damages or otherwise, to the Company, any Member or any of their Affiliates for any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except with respect to any act or omission with respect of which a court of competent jurisdiction has issued a final decision or judgment that such Indemnitee was grossly negligent or engaged in willful misconduct or fraud. No Member shall be liable to the Company or any Member for any action taken by any other Member.
     (b) An Indemnitee shall incur no liability in acting in good faith upon any signature or writing believed by such Indemnitee to be genuine, may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel selected by such Indemnitee with respect to legal matters. Each Indemnitee may act directly or through such Indemnitee’s agents or attorneys. Each Indemnitee may consult with counsel, appraisers, engineers, accountants and other skilled Persons selected by such Indemnitee, and shall not be liable for anything done, suffered or omitted in good faith in reliance upon the advice of any of such Persons. No Indemnitee shall be liable to the Company or any Member for any error of judgment made in good faith by a responsible officer or employee of such Indemnitee or such Indemnitee’s Affiliate. Except as otherwise provided in this Section 6.7, no Indemnitee shall be liable to the Company or any Member for any mistake of fact or judgment by such Indemnitee in conducting the affairs of the Company or otherwise acting in respect of and within the scope of this Agreement.
     (c) Except as otherwise provided herein, no Indemnitee shall be liable for the return of the Capital Contributions or Capital Account of any Member, and such return shall be made solely from available assets of the Company, if any, and each Member hereby waives any and all claims that it may have against such Indemnitee in this regard.

     (d) The provisions of this Agreement, to the extent that they expressly restrict or eliminate the duties (including fiduciary duties) and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.
     (e) Subject to its obligations and duties as set forth in this Article 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.
     (f) Any amendment, modification or repeal of this Section 6.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.
     6.8 Amendment and Vesting of Rights. The rights granted or created hereby will be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s being or serving or having served as a Director, officer or representative of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article 6 may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Article 6 with respect to any (a) act taken or the failure to take any act by such Person prior to such amendment or repeal or (b) action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.
     6.9 Severability. If any provision of this Article 6 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article 6 and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member, Director, officer or representative of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Article 6 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, penalties, ERISA excise taxes, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.
     6.10 Contracts with Members or Their Affiliates.
     (a) All contracts or transactions not involving the MLP that are between the Company and its Members, Directors or Officers or between the Company and another Person in which a Member, Director or Officer has a financial interest or with which a Member, Director or Officer is affiliated are permissible if such contract or transaction, and such Member’s, Director’s or officer’s interest therein, are fully disclosed to and approved by the Board.
     (b) All contracts or transactions involving the MLP and the Members, Directors or Officers of the Company in which a Member, Director or officer has a financial interest that is not proportionate to such Member’s ownership interest in the MLP or with which a Member, Director or Officer is affiliated are permissible if such contract or transaction, and such Member’s, Director’s or officer’s interest therein, are fully disclosed to and approved by a Conflicts Committee of the Board of Directors.
     6.11 Other Business Ventures. Any Member may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar or identical to the business of the Company or the MLP, and neither the Company nor any Member will have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. The Members and their representatives are not required to devote all of their time or business efforts to the affairs of the Company, but will devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company. The foregoing will not supersede any employment, confidentiality, noncompetition or other specific agreement that may exist between the Company (or an affiliate of the Company) and any Member (or an affiliate of any Member).
     6.12 Acknowledged and Permitted QEP Activities. The Company and the Members recognize that: (i) QEP and its Affiliates, including one or more QEP Funds, own and will in the future acquire substantial equity interests in other companies that participate in the energy industry (“QEP Portfolio Companies”), (ii) QEP may enter into advisory, service or other agreements with those QEP Portfolio Companies, and representatives of QEP who may serve as a Director of the Company and/or provide services to the Company and the MLP, may also serve in similar capacities and provide similar services to QEP Portfolio Companies, (iii) that at any given time, QEP Portfolio Companies may be in direct or indirect competition with the Company and the MLP, and/or their Subsidiaries; and (iv) Neugebauer and VanLoh own and will own equity interests in companies or properties which participate in the energy industry that are Affiliated with the MLP but in which the partners of the MLP do not own an interest. The Company and the Members acknowledge and agree that: (i) QEP and its Affiliates: (A) shall not be prohibited or otherwise restricted by their relationship with the Company and its subsidiaries from forming and managing any QEP Fund, engaging in the business of investing in QEP Portfolio Companies, entering into agreements to provide services to such companies or acting as managers, directors or advisors to, or other principals of, such QEP Funds and QEP Portfolio Companies, regardless of whether such activities are in direct or indirect competition with the business or activities of the Company or its Subsidiaries, and (B) shall not have any obligation to offer the Company or its subsidiaries any Excluded Business Opportunity, (ii) the Company and the Members hereby renounce any interest or expectancy in any Excluded Business Opportunity pursued by QEP and/or its Affiliates, QEP representatives or another QEP Portfolio Company and waive any claim that any such business opportunity constitutes a business opportunity of the Company or any of its subsidiaries; and (iii) Neugebauer and VanLoh shall similarly not be prohibited or otherwise restricted from engaging in other endeavors in the energy industry.
     6.13 Acknowledged and Permitted QRF Activities. The Company and the Members recognize that: (i) the QRF Funds own and may in the future acquire interests in other companies that participate in the energy industry (“QRF Equity Companies”), (ii) the QRF Funds own and may in the future acquire interests in energy assets, (iii) affiliates of the QRF Funds may in the future form new partnership or investment funds having investment objectives similar to the QRF Funds (a “QRF Future Fund”), (iv) representatives of the QRF Funds who may serve as a Director of the Company and/or provide services to the Company and the MLP, may also serve in similar capacities and provide similar services to the QRF Funds, QRF Future Funds and QRF Equity Companies, (iii) that at any given time, the QRF Funds, QRF Future Funds and QRF Equity Companies may be in direct or indirect competition with the Company and the MLP, and/or their Subsidiaries. The Company and the Members acknowledge and agree that: (i) the QRF Funds, QRF Future Funds, QRF Equity Companies and their respective Affiliates: (A) shall not be prohibited or otherwise restricted by their relationship with the Company and its subsidiaries from forming and managing any QRF Future Funds, engaging in the business of investing in QRF Future Funds, entering into agreements to provide services to such companies or acting as managers, directors or advisors to, or other principals of, such QRF Funds, regardless of whether such activities are in direct or indirect competition with the business or activities of the Company or its Subsidiaries, and (B) shall not have any obligation to offer the Company or its subsidiaries any Excluded Business Opportunity except as otherwise expressly agreed to in that certain Omnibus Agreement by and among QR ENERGY, LP, QRE GP, LLC, QRE OPERATING, LLC, QUANTUM RESOURCES A1, LP, QUANTUM RESOURCES B, LP, QUANTUM RESOURCES C, LP, QAB CARRIED WI, LP, QAC CARRIED WI, LP, BLACK DIAMOND RESOURCES, LLC, QA HOLDINGS, LP AND QA GLOBAL GP, LLC, (ii) the Company and the Members hereby renounce any interest or expectancy in any Excluded Business Opportunity pursued by the QRF Funds, any QRF Future Funds, any QRF Equity Company and/or their respective Affiliates, or representatives of the QRF Funds, QRF Future Funds and QRF Equity Companies and waive any claim that any such business opportunity constitutes a business opportunity of the Company or any of its subsidiaries. The foregoing will not supersede any agreement that any Member has with another Member or directly with the QRF Funds related to such Members interest in and Excluded Business Opportunity.

     6.14 Resolution of Conflicts of Interest; Standard of Conduct and Modification of Duties.
     (a) Unless otherwise expressly provided in this Agreement or in the MLP Agreement, whenever a potential conflict of interest exists or arises between the Members or any of their Affiliates (other than the MLP or any Group Member), on the one hand, and the MLP or any Group Member, on the other hand, any resolution or course of action by the Board of Directors in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement or of any agreement contemplated herein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units excluding Common Units owned by the Company, the Members and their Affiliates, (iii) on terms no less favorable to the MLP or a Group Member, as the case may be, than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the MLP or Group Member, as the case may be, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the MLP or Group Member, as the case may be). The Board of Directors shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the Board of Directors may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Member or by or on behalf of such Member or the MLP or Group Member, as the case may be, challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.
     (b) Whenever the Company (including the Board of Directors or any committee thereof acting on behalf of the Company) makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the MLP as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the Company, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of any action taken or delivered to be taken by the Company in its capacity as the general partner of the MLP, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the MLP.
     (c) Whenever the Company (including the Board of Directors or any committee thereof acting on behalf of the Company) makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the MLP, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the Company (including the Board of Directors or any committee thereof acting on behalf of the Company), or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the MLP or any partner thereof, and the Company (including the Board of Directors or any committee thereof acting on behalf of the Company), or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation. By way of illustration and not of limitation, whenever the phrase, “at the option of the Company,” or some variation of that phrase, is used in this Agreement, it indicates that the Company is acting in its individual capacity. For the avoidance of doubt, whenever the Company votes or transfers its Units, or refrains from voting or transferring its Units, it shall be acting in its individual capacity.
     (d) Notwithstanding anything to the contrary in this Agreement, none of the Company, nor the Board or any committee thereof and the Affiliates of the Company shall have any duty or obligation, express or implied, to (i) sell or otherwise Dispose of any asset of the MLP or any Group Member other than in the ordinary course of business or (ii) permit the MLP or any Group Member to use any facilities or assets of the Company and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Company or any of its Affiliates to enter into such contracts shall be at its option.
     (e) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.
ARTICLE 7
TAX MATTERS
     7.1 Tax Returns and Information.
     (a) The Board of Directors shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns and to provide all Members, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Member of its income tax returns and such Member’s tax information reporting requirements. The Company shall bear the costs of the preparation and filing of its returns.
     (b) Not less than 60 days prior to the date (as extended) on which the Company intends to file its federal income tax return or any state income tax return but in any event no earlier than March 1 of each year, the return proposed to be filed by the Company shall be furnished to the Members for review.
     (c) The Board of Directors shall cause to be prepared and timely filed (for the Company, and on behalf of the MLP) all federal, state and local tax returns required to be filed by the Company or the MLP. The Company shall deliver a copy of each such tax return to the Members within ten days following the date on which any such tax return is filed, together with such additional information as may be required by the Members.
     (d) The Board of Directors shall cause to be prepared and delivered or provide access to such information reasonably required by Members from time to time with respect to “qualifying income” (within the meaning of Section 7704(d) of the Code) of the Company, the MLP, and its subsidiaries.
     7.2 Tax Matters Member. The Tax Matters Member is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Code or Regulations issued thereunder. The Tax Matters Member shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall keep the Members informed as to the status of any audit of the Company’s tax affairs, and shall take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6223 of the Internal Revenue Code. Without first obtaining the approval of the Board, the Tax Matters Member shall not, with respect to Company tax matters: (i) enter into a settlement agreement with respect to any tax matter which purports to bind Members other than the Tax Matters Member, (ii) intervene in any action pursuant to Code Section 6226(b)(5), (iii) enter into an agreement extending the statute of limitations, or (iv) file a petition pursuant to Code Section 6226(a) or 6228. If an audit of any of the Company’s tax returns shall occur, the Tax Matters Member shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company’s tax returns without the prior written consent of each such affected Member.
     7.3 Tax Elections. The Company shall make the election under Section 754 of the Code in accordance with the Treasury Regulations thereunder. Except as otherwise provided herein, the Board of Directors shall determine whether the Company should make any other elections under the Code.
ARTICLE 8
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
     8.1 Maintenance of Books. The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of

Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records that are required to be maintained by Applicable Law.
     8.2 Reports. The Board of Directors shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.
     8.3 Information Rights. At the request of any Member, the Company shall deliver copies of any information or documents provided to the Board of Directors if and when so delivered to the Board of Directors including, without limitation, annual, quarterly and monthly financial reports. Notwithstanding the foregoing, the Board of Directors, acting by a majority vote, may refrain from disclosing specific information to any Member who may have information rights pursuant to this Section 8.3 if (i) the Board of Directors reasonably determines it is not in the best interests of the MLP or any of its subsidiaries to disclose such specific information to any such Member, (ii) such information does not relate to an adverse change regarding the business, management, operations, financial condition, results of operations or prospects of the MLP or any of its subsidiaries and (iii) such information is not otherwise reasonably required by such Member in connection with the preparation of its filings with the SEC, and the failure to provide such information would not constitute a material omission or cause a material misstatement with respect to other information provided to the Member in light of the circumstances in which such information is made.
     8.4 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.
     8.5 Fiscal Year. For financial accounting purposes, the fiscal year of the Company will end on December 31 of each year unless a different year is adopted by the Members.
ARTICLE 9
DISSOLUTION, WINDING-UP AND TERMINATION
     9.1 Dissolution.
     (a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
     (i) the decision of the Board of Directors;
     (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and

     (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.
     (b) No other event shall cause a dissolution of the Company.
     (c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.
     (d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.
     9.2 Winding-Up and Termination.
     (a) On the occurrence of a Dissolution Event, the Board of Directors shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Directors. The steps to be accomplished by the liquidator are as follows:
     (i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
     (ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine);
     (iii) the liquidator may sell any or all Company property, including to Members; and
     (iv) all remaining assets of the Company (including cash) shall be distributed to the Members in the same manner in which non-liquidating distributions are made in accordance with Section 5.1.

     (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 9.2.
     (c) On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.
     9.3 Compliance With Certain Requirements of Treasury Regulations; Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to Section 9.2 to the Members who have positive Capital Accounts in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.
     9.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article 9, in the event the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other Liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all its Property and Liabilities to a new limited liability company in exchange for an interest in such new company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new company to the Members.
     9.5 Allocations and Distributions During Period of Liquidation. During the period commencing on the first day of the Taxable Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 9.2, the Members shall continue to share Net Income, Net Loss and other items of Company income, gain, loss, or deduction in the manner provided in Article 5 but no distributions shall be made pursuant to Section 5.1 after the day on which the Dissolution Event occurs.
     9.6 Character of Liquidating Distributions. All payments made in liquidation of the Membership Interest of a Member in the Company shall be made in exchange for the Membership Interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

ARTICLE 10
MERGER, CONSOLIDATION OR CONVERSION
     10.1 Authority. Subject to Section 6.1, the Company may merge, consolidate with or convert to one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article 10.
     10.2 Procedure for Merger, Consolidation or Conversion.
     (a) Merger, consolidation or conversion of the Company pursuant to this Article 10 requires the prior consent of the Board of Directors. Upon such approval, the Merger Agreement shall set forth:
     (i) The names and jurisdictions of formation or organization of each of the business entities proposing to merge, consolidate or convert;
     (ii) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (“Surviving Business Entity”);
     (iii) The terms and conditions of the proposed merger or consolidation;
     (iv) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

     (v) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
     (vi) The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 10.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and
     (vii) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board of Directors.
     (viii) If the Board of Directors shall determine to consent to the conversion, the Board of Directors may approve and adopt a Plan of Conversion containing such terms and conditions that the Board of Directors determines to be necessary or appropriate.
     10.3 Approval by Members of Merger or Consolidation.
     (a) Except as provided in Section 10.3(d), the Board of Directors, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of the Members, whether at a special meeting or by written consent, in either case in accordance with the requirements of Section 3.5. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.
     (b) Except as provided in Section 10.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of a Super-Majority Interest.
     (c) Except as provided in Section 10.3(d), after such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 10.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.
     (d) Notwithstanding anything else contained in this Article 10 or in this Agreement, the Board of Directors is permitted without Member approval, to convert the Company into a new limited liability entity, to merge the Company into, or convey all of the Company’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company if (i) the Board of Directors has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member or cause the Company or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the governing instruments of the new entity provide the Members and the Board of Directors with the same rights and obligations as are herein contained.
     (e) Additionally, notwithstanding anything else contained in this Article 10 or in this Agreement, the Board of Directors is permitted, without Member approval, to merge, consolidate or convert the Company with or into another entity if (A) the Board of Directors has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Member or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.4, (C) the Company is the Surviving Business Entity in such merger or consolidation and (D) the Membership Interests outstanding immediately prior to the effective date of the merger or consolidation are to be identical Membership Interests of the Company after the effective date of the merger or consolidation.
     10.4 Certificate of Merger or Conversion.
     (a) Upon the required approval, if any, by the Board of Directors and the Members of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
     (b) At the effective time of the certificate of merger:
     (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
     (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

     (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
     (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
     (c) At the effective time of the certificate of conversion:
     (i) the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
     (ii) all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;
     (iii) all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
     (iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;
     (v) a proceeding pending by or against the Company or by or against any of Members in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior members without any need for substitution of parties; and
     (vi) the Membership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.
A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE 11
TRANSFERS
     11.1 Restriction on Transfers. Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Membership Interest; provided, however, that a Member may pledge or otherwise encumber all or any part of its Membership Interest as security for the payment of a debt, subject to any such pledge or hypothecation being made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Article 11.
     11.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 11.3, a Member may at any time Transfer all or any portion of its Membership Interest (a) to any Wholly Owned Affiliate of the transferor, (b) the transferor’s administrator or trustee to whom such Membership Interest is transferred involuntarily by operation of law, or (c) any Purchaser in a transaction approved by the Board (any such Transfer being referred to in this Agreement as a “Permitted Transfer”).
     11.3 Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 11.2 hereof unless and until the following conditions are satisfied:
     (a) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate to effectuate such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement.
     (b) Such Transfer will be exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities, and, except in the case of a Transfer of a Membership Interest to another Member or to a Wholly Owned Affiliate of any Member, including the transferor, the transferor shall provide an opinion of nationally recognized counsel to such effect.
     (c) Such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, as amended and the transferor shall provide an opinion of nationally recognized counsel to such effect. The Company and the other Members shall provide to such counsel any information available to the Company or to such other Members, as the case may be, and relevant to such opinion.
     (d) No notice or request initiating the procedures contemplated by Article 12 may be given by any Member, while any notice, purchase or Transfer is pending under Article 12, as the case may be, or after a Dissolution Event has occurred. No Member may sell any portion of its Membership Interest pursuant to Article 12 during any period that, as provided above, it may not give the notice initiating the procedures contemplated by such Article or thereafter until it has given such notice and otherwise complied with the provisions of such Article.

     11.4 Prohibited Transfers.
     (a) Any purported Transfer of a Membership Interest that is not a Permitted Transfer shall, to the fullest extent permitted by law, be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the rights with respect to the Transferred Membership Interest shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Membership Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or Liabilities for damages that the transferor or transferee of such Membership Interest may have to the Company.
     (b) In the case of a Transfer or attempted Transfer of a Membership Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all Liability and damages that the Company or any of such indemnified Members may incur (including incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.
     11.5 Rights of Unadmitted Assignees. A Person who acquires a Membership Interest but who is not admitted as a substituted Member pursuant to Section 11.6 shall be entitled only to allocations and distributions with respect to such Membership Interest in accordance with this Agreement, and, to the fullest extent permitted by law, shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.
     11.6 Admission of Substituted Members. Subject to the other provisions of this Article 11, a transferee of a Membership Interest may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 11.6:
     (a) The Membership Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;
     (b) The transferee of a Membership Interest (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument, (i) accept and adopt the terms and provisions of this Agreement, including this Article 11 and Article 12, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the Transferred Membership Interest. The transferor Member shall be released from all such assumed obligations except (x) those obligations or Liabilities of the transferor Member arising out of a breach of this Agreement by the transferor Member and (y) in the case of a Transfer to any Person other than a Member, those obligations or Liabilities of the transferor Member based on events occurring, arising, or maturing prior to the date of Transfer; and

     (c) The transferee and transferor shall each execute and deliver such other instruments as the Members acting with the approval of a Super-Majority Interest reasonably deem necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Organizational Certificate or any other instrument filed with the State of Delaware or any other state or Governmental Authority.
     11.7 Distributions and Allocations in Respect of Transferred Member Interests. If any Membership Interest is Transferred during any Allocation Year in compliance with the provisions of this Article 11, Net Income, Net Loss, each item thereof, and all other items attributable to the Transferred Membership Interest for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Membership Interests during the Taxable Year in accordance with Code Section 706(d), using any conventions permitted by law and agreed to by the transferor and transferee. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer; and provided, further that if the Company does not receive a notice stating the date such Membership Interest was Transferred and such other information as the Members may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Membership Interest on the last day of such Allocation Year. To the fullest extent permitted by law, neither the Company nor the Members shall incur any Liability for making allocations and distributions in accordance with the provisions of this Section 11.7, whether or not any of the Members or the Company has knowledge of any Transfer of ownership of any Membership Interest.
ARTICLE 12
PREEMPTIVE RIGHTS
     12.1 Rights to Participate in Issuance of Additional Membership Interests. If any additional Membership Interests are issued in accordance with Section 3.2, each Member shall have the right to acquire any such additional Membership Interests issued by the Company pro rata in accordance with such Member’s Sharing Ratio.
ARTICLE 13
GENERAL PROVISIONS
     13.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Whenever any notice is required to be given by Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     13.2 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.
     13.3 Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
     13.4 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board of Directors, without the approval of any Member, may amend any provision of the Organizational Certificate and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members; provided, further, that any amendment to Section 2.4 of this Agreement shall be deemed to materially affect the Members.
     13.5 Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.
     13.6 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE

CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Organizational Certificate, or (b) any mandatory, non-waivable provision of the Act, such provision of the Organizational Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law, and (b) the Members or Directors (as the case may be) shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
     13.7 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
     13.8 Offset. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.
     13.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
[Signature page follows]

MEMBER SIGNATURE PAGE
TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF QRE GP, LLC

QR Holdings (QRE), LLC
By:	/s/ Toby R. Neugebauer
Toby R. Neugebauer, Manager

By:	/s/ S. Wil VanLoh, Jr.
S. Wil VanLoh, Jr., Manager

MEMBER SIGNATURE PAGE
TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF QRE GP, LLC

QR Energy Holdings, LLC
By:	/s/ Alan L. Smith
Alan L. Smith
Managing Member